Exhibit 99.1

Trevena Announces $2M Non-Dilutive Financing Tranche and Reduction in Outstanding Liabilities in Connection with Existing ex-US Royalty Financing

Trevena expects to receive a non-dilutive $2 million tranche and may be eligible for up to an additional $8 million based on OLINYVK US partnering and commercialization milestones

Trevena further expects a $10 million reduction in liabilities associated with its ex-US royalty financing

CHESTERBROOK, Pa., July 8, 2024 (GLOBE NEWSWIRE) – Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced an amendment (the “Amendment”) to its March 2022 ex-US royalty-based financing (the “Royalty Financing”) with R-Bridge Healthcare Fund, L.P. (R-Bridge).

Pursuant to the Amendment, Trevena will receive (i) a $2 million payment from R-Bridge to Trevena, and (ii) $8 million in future potential tranches to Trevena based on the achievement of certain US partnering and commercial milestones for OLINVYK. In addition, the outstanding liability in connection with the Royalty Financing will be reduced by $10 million in connection with the Amendment. Trevena previously received $30 million in non-dilutive funding under the Royalty Financing.

Also as part of the Amendment, (i) certain OLINVYK Chinese IP that had been previously pledged to R-Bridge under the Royalty Financing was transferred to R-Bridge, (ii) warrants that had been issued to R-Bridge as part of the Royalty Financing were amended to reduce the exercise price to a 15% premium to the current stock price and to extend the exercise period to five years from the date of the Amendment, and (iii) the existing cap on US royalty payable to R-Bridge was increased from $10 million to $12 million (with no minimum or fixed payments).

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development and trials of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of discussions with FDA; availability and adequacy of funding, including whether additional tranches of Royalty Financing will become available; uncertainties related to the Company’s intellectual property; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates and approved product; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

About R-Bridge (CBC Group)

CBC Group is Asia’s largest and most active healthcare-dedicated investment firm with over US$8.8 billion AUM. With a diversified, multi-product strategy, CBC Group is focused on platform-building, buyout, private credit and royalties, and real estate, across the healthcare space, including pharmaceutical, biotech, medical technology, and healthcare services. CBC has a leading team of investment, industry and portfolio management professionals, headquartered in Singapore with additional offices in New York, Shanghai, Beijing, Hong Kong, London and Seoul.

Founded in February 2020, R-Bridge Healthcare is an affiliate of CBC Group and it is dedicated in providing alternative, non-dilutive financing backed by royalties, revenue interest and other cash flows generated by the sale of healthcare products and services in Asia-Pacific region, the first of its kind for the asset class and the region. R-Bridge provides additional sources of capital to leading healthcare companies to continue their extraordinary growth trajectories, commercializing their products and services in Asia-Pacific region and on a global scale.

For more information, please contact:

Company Contact:

Bob Yoder

SVP and Chief Business Officer

Trevena, Inc.

(610) 354-8840